Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT

List of subsidiary corporations, each of which is wholly-owned by the
Registrant:

                     NAME                              STATE OF INCORPORATION
                     ----                              ----------------------

            Midview Drug, Inc.                              New York
           *Embee Drug, Inc.                                New York
           *Riverview Pharmacy, Inc.                        New York
            Citiview Drug, Inc.                             New York
           *Westview Drug Corp., Inc.                       New York
           *Eastview 87th Street, Inc.                      New York
           *Brittany Chemists, Inc.                         New York
           *Villageview Pharmacy, Inc.                      New York
            Towerview, Inc.                                 New York
            Accuhealth Home Care, Inc.                      Delaware


*Inactive